EXHIBIT 99.2

GOLD BANC LOGO                                       NEWS RELEASE

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                GOLD BANC CORPORATION, INC. ADOPTS
                     SHAREHOLDER RIGHTS PLAN


     LEAWOOD, KANSAS--October 13, 1999--Gold Banc Corporation, Inc. (NASDAQ: GLDB) announced today that its Board of Directors has adopted a Shareholder Rights Plan. To effect the Plan, the Board declared a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of Gold Banc Corporation common stock.

     Michael W. Gullion, Chief Executive Officer of Gold Banc Corporation, said: "This Plan is similar to plans adopted by many other companies. The Rights are designed to safeguard Gold Banc Corporation and its stockholders from coercive or unfair offers as well as to preserve the Board's bargaining power and flexibility in dealing with hostile takeover attempts. Such attempts may take the form of a "creeping" open market acquisition, a partial or two-tiered tender offer that does not treat all stockholders equally, or unfair takeover tactics that the Board believes are not in the best interests of the Company and its stockholders. We are not aware of any efforts to acquire Gold Banc Corporation and this Rights Plan is only a precaution taken to protect the interests of our stockholders."
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     The Rights will be issued on October 28, 1999 to the
stockholders of record as of that date and will expire in ten years, unless earlier redeemed or exchanged by Gold Banc Corporation. The Rights distribution is not initially taxable to stockholders. Because the Rights will not be initially exercisable and will trade with Gold Banc Corporation's common stock, separate rights certificates will not be provided at this time.

     The Rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company's common stock. Each Right will initially entitle the holder to purchase one one-thousandth of a share of a new series of preferred stock at an exercise price of $40.00. If, however, a person or group acquires 15% or more of the Company's outstanding common stock ("Interested Stockholder"), each Right will entitle its holder, other than an Interested Stockholder and its affiliates and associates, to purchase, at the Right's then-current exercise price, a number of shares of the Company's common stock having a market value of twice the Right's exercise price. At any time within ten business days after a person or group becomes an Interested Stockholder, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

     The Plan also includes the "share exchange" feature which provides the Board with additional flexibility in responding to a hostile takeover attempt when the Rights become exercisable. The Board will have the option of exchanging, in whole or in part, each Right of each holder (other than Rights held by the Interested Stockholder and its affiliates and associates, which would become void) for one share of Gold Banc Corporation common stock (subject to adjustments for stock splits, stock dividends and similar transactions). This provision is intended to avoid the expense of requiring Rights holders to exercise their rights and alleviates the uncertainty as to whether holders will exercise the rights. The dilution caused by implementation of the share exchange feature would be substantial, but not as extensive as the dilution that would potentially occur if all holders were to exercise the rights after they became exercisable.

     In addition, if after the Rights become exercisable, the Company is acquired in a merger or other business combination transaction, or sells 50% or more of its assets or earning power, to or with an Interested Stockholder or any other person in a transaction in which all stockholders are not treated alike, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of shares of the acquiring company's common stock having a market value at the time of twice the Right's exercise price.

     A summary of the Rights Plan will be provided to Gold Banc
Corporation stockholders shortly after the record date.

     [Insert Standard Closing paragraph for Gold Banc]

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